EXHIBIT 5(B)



                                  REID & PRIEST LLP
                                 40 WEST 57TH STREET
                                  NEW YORK, NY 10019
                                TELEPHONE 212 603-2000
                                   FAX 212 603-2001




                                             New York, New York
                                             March 27, 1998


          PP&L, Inc.
          Two North Ninth Street
          Allentown, Pennsylvania  18101

          Ladies and Gentlemen:

                    We are acting as special counsel to PP&L, Inc. (the "Company") with respect to the Registration Statement on Form S-3 to be filed by the Company on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the proposed issuance and sale, from time to time, of not to exceed $200,000,000 aggregate principal amount of one or more series of the Company's First Mortgage Bonds (hereinafter called the "Bonds").

                    We have examined such corporate records, certificates and other documents and have reviewed such questions of law as we have considered necessary or appropriate for purposes of the opinions as expressed below. Based on such examination and review, we advise you as follows:

                    We are of the opinion with respect to the Bonds to be issued at any one time that all action necessary to make valid the issuance and sale of the Bonds will have been taken when said Registration Statement on Form S-3, and any amendment or amendments thereto, shall have become effective and a supplement to the prospectus which specifies the terms of the offering of such Bonds shall have been filed with the Securities and Exchange Commission; appropriate action has been taken by the Company's Board of Directors or the Finance Committee of such Board of Directors to authorize certain final terms relating to the proposed issuance and sale of such Bonds; the Securities Certificate of the Company with respect to such Bonds shall have


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          PP&L, Inc.              -2-                     March 27, 1998


          been duly registered by the Pennsylvania Public Utility Commission pursuant to Section 1903 of the Pennsylvania Public Utility Code, as amended; one or more appropriate Supplemental Indentures relating to such Bonds have been executed and delivered; and such Bonds have been appropriately issued and delivered for the consideration contemplated.

                    When the steps indicated above have been taken, the Bonds to be issued at any one time in our opinion will become legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except to the extent limited by bankruptcy, insolvency or reorganization laws or by other laws relating to or affecting generally the enforcement of creditors' and mortgagees' rights and by general equity principles.

                    We are members of the New York Bar and do not hold ourselves out as experts on the laws of Pennsylvania. As to all matters relating to the laws of Pennsylvania involved in the opinions listed above, we have relied, with your consent, upon the opinion of Michael A. McGrail, Esq., of even date herewith, which is being delivered to you on or about this date.

                    We hereby consent to the use of this opinion as Exhibit 5(b) to the aforesaid Registration Statement on Form S-3 in connection with the issuance and sale of the Bonds. We further consent to the use of our name in said Registration Statement and the Prospectus constituting a part thereof.

                                             Very truly yours,

                                             /s/ Reid & Priest LLP

                                             REID & PRIEST LLP